As filed with the Securities and Exchange Commission on October 30, 1998


                                      Registration No. 333-58727


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT NO. 1
                                   ON
                                FORM S-8
                                   TO
                    REGISTRATION STATEMENT ON FORM S-4
                     Under the Securities Act of 1933

                           F.N.B. CORPORATION
           (Exact name of registrant as specified in its charter)

PENNSYLVANIA                                          25-1255406
(State or other jurisdiction                      (I.R.S. Employer
of incorporation or organization)                 Identification No.)

One F.N.B. Boulevard
HERMITAGE, PA                                            16148
(Address of Principal                                  (zip code)
Executive Offices)


                         CITIZENS HOLDING CORPORATION
                              STOCK OPTION PLAN
                            (Full Title of Plans)
                            _____________________

                              Peter Mortensen
                      Chairman and Chief Executive Officer
                             F.N.B. Corporation
                            One F.N.B. Boulevard
                            Hermitage, PA  16148
                   (Name and address of agent for service)

                              (724) 981-6000
      (Telephone number, including area code, of agent for service)
                            ___________________


     This Post-Effective Amendment No. 1 covers shares of the Registrant's Common Stock originally registered on the Registration Statement on Form S-4 to which this is an amendment. The registration fees in respect of such shares of Common Stock were paid at the time of the original filing of the Registration Statement on Form S-4 relating thereto.

                                  PART I

           INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
           ----------------------------------------------------

     The documents constituting a Prospectus ("Prospectus") with respect to this Post-Effective Amendment No.1 on Form S-8 to the Registration Statement on Form S-4 of F.N.B. Corporation ("FNB" or the "Corporation") are kept on file at the offices of the Corporation in accordance with Rule 428 promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Corporation will provide without charge to participants in the Citizens Holding Corporation Stock Option Plan on the written or oral request of any such person, a copy of any or all of the documents constituting a prospectus. Written requests for such copies should be directed to John D. Waters, Principal Financial and Accounting Officer, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148. Telephone requests may be directed to (724) 981-6000.

                                  PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by the Corporation with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

          1. FNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          2. FNB's Quarterly Report on Form 10-Q for the quarters ended March 31, 1998, and June 30, 1998;

          3. The Corporation's Current Reports of Form 8-K filed February 13, 1998, April 3, 1998, July 6, 1998 and October 29, 1998,
              which included consolidated financial statements and supplemental consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 with Reports of Independent Auditors and Management's Discussion and Analysis.

          4. FNB's definitive Proxy Statement filed with the Commission pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), in connection with the Annual Meeting of Shareholders of FNB held on April 29, 1998; and

          5. The description of FNB's Common Stock, par value $2.00 per share (the "Common Stock"), contained in FNB's Registration Statement filed under Section 12 of the Exchange Act, including all amendments and reports updating such description.

     All documents subsequently filed by FNB with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration and shall be deemed to be a part of this Registration Statement from the date of the filing of such document.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The supplemental consolidated financial statements of FNB at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which is based in part on the reports of Hill, Barth & King, Inc., independent auditors who audited Southwest Banks, Inc., PricewaterhouseCoopers LLP, independent auditors who audited West Coast Bancorp, Inc., and Hacker, Johnson, Cohen & Grieb PA, independent auditors who audited Seminole Bank and Citizens Holding Corporation. Such reports are included in FNB's current report on Form 8-K dated October 29, 1998, and incorporated herein by reference.

     The consolidated financial statements of FNB at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which is based in part on the reports of Hill, Barth & King, Inc., independent auditors who audited Southwest Banks, Inc., PricewaterhouseCoopers LLP, independent auditors who audited West Coast Bancorp, Inc., and Hacker, Johnson, Cohen & Grieb PA, independent auditors who audited Seminole Bank. Such reports are included in FNB's current report on Form 8-K dated July 6, 1998, and incorporated herein by reference.

     The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

     The legality of the securities offered hereby will be passed upon by Cohen & Grigsby, P.C., Pittsburgh, Pennsylvania, counsel to FNB.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The effect of charter, by-law, statutory and other provisions whereby the directors and officers of FNB may be insured or indemnified against liability as officers and directors are set out below:

     Article IX of the Bylaws of the Corporation provides that the Corporation shall indemnify each director and officer of the Corporation and of its controlled subsidiaries made or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the name of the Corporation or otherwise) arising out of such director's or officer's service to the Corporation or to another organization at the Corporation's request against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director and officer in connection with such action, suit or proceeding. Indemnification shall not be made with respect to actions, suits or proceedings where the act or omission giving rise to the claim for indemnification has been determined to have constituted willful misconduct or recklessness or where prohibited by law. In addition, expenses incurred by each director and officer in defending any such action, suit or proceeding, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if an undertaking (in form and scope satisfactory to the Corporation) shall have been furnished to the Corporation to repay amounts so advanced if and to the extent it shall ultimately be determined that such officer or director is not entitled to indemnification and certain other conditions shall have been satisfied. The Corporation may purchase and maintain insurance, create a fund of any nature, grant a security interest or otherwise secure or insure in any manner its indemnification obligations.

     Section 1741 of the Pennsylvania Business Corporation Law provides that a corporation shall (subject to the provisions described in the second succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     The termination of any action or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 1742 of the Pennsylvania Business Corporation Law provides that a corporation shall (subject to the provisions described in the succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court of common pleas or other court deems proper.

     Under Section 1744 of the Pennsylvania Business Corporation Law, any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:

     (1) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

     (2) If such quorum is not obtainable or, even if obtainable a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3)  By the shareholders.

     Notwithstanding the above, Section 1743 provides that to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Under Section 1745 of the Pennsylvania Business Corporation Law, expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

     Section 1746 of the Pennsylvania Business Corporation Law further provides that the indemnification provided by Sections 1741, 1742 and 1743 and the advancement of expenses provided by Section 1745 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. A corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to Section 1746 or otherwise. Indemnification pursuant to Section 1746 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Indemnification pursuant to Section 1746 under any bylaw, agreement, vote of shareholders, or directors or otherwise may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in such Section 1746 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Section 1746 declares such indemnification to be consistent with the public policy of Pennsylvania.

     The foregoing is only a general summary of certain aspects of Pennsylvania law dealing with the indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made and accordingly are incorporated herein by reference.

ITEM 8.  EXHIBITS.

          5.1 Opinion of Cohen & Grigsby, P.C. regarding legality of the securities *

         23.1  Consent of Ernst & Young LLP

         23.2  Consent of Hill, Barth & King, Inc.

         23.3  Consent of PricewaterhouseCoopers LLP

         23.4  Consent of Hacker, Johnson, Cohen & Grieb PA

         23.5  Consent of Hacker, Johnson, Cohen & Grieb PA

         23.6 Consent of Cohen & Grigsby, P.C., (included in opinion filed as Exhibit 5.1.) *

         24.1  Power of Attorney *

         99.1  Citizens Holding Corporation Stock Option Plan

* Previously filed as an exhibit to the Corporation's Registration Statement on Form S-4 to which this is a Post-Effective Amendment No.1.

ITEM 9.  UNDERTAKINGS.

    (a)  Rule 415 Offering undertaking:

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i)    To include any prospectus required by Section
                    10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Filings Incorporating Subsequent Exchange Act Documents by Reference undertaking:

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)  Filing of Registration Statement on Form S-8 undertaking:

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on October 30, 1998.

                                             F.N.B. CORPORATION


                                             By/s/ Peter Mortensen
                                               --------------------------
                                               Peter Mortensen, Chairman
                                               and Chief Executive Officer


                             POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Peter Mortensen, John D. Waters and William J. Rundorff, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Peter Mortensen        Chairman, Chief Executive     October 30, 1998
------------------------   Officer and Director
Peter Mortensen            (Principal Executive Officer)

/s/ Stephen J. Gurgovits   Vice Chairman and Director    October 30, 1998
------------------------
Stephen J. Gurgovits

/s/ Gary L. Tice           President, Chief Operating    October 30, 1998
------------------------   Officer and Director
Gary L. Tice

/s/ William J. Rundorff    Executive Vice President      October 30, 1998
------------------------
William J. Rundorff

/s/ John D. Waters         Vice President and Chief      October 30, 1998
------------------------   Financial Officer (Principal
John D. Waters             Financial and Accounting Officer)

/s/ W. Richard Blackwood   Director                      October 30, 1998
------------------------
W. Richard Blackwood

/s/ William B. Campbell    Director                      October 30, 1998
------------------------
William B. Campbell

/s/ Charles T. Cricks      Director                      October 30, 1998
------------------------
Charles T. Cricks

/s/ Henry M. Ekker         Director                      October 30, 1998
------------------------
Henry M. Ekker, Esq.

/s/ Thomas C. Elliot       Director                      October 30, 1998
------------------------
Thomas C. Elliott

/s/ Thomas W. Hodge        Director                      October 30, 1998
------------------------
Thomas W. Hodge

/s/ James S. Lindsey       Director                      October 30, 1998
------------------------
James S. Lindsey

/s/ Paul P. Lynch          Director                      October 30, 1998
------------------------
Paul P. Lynch

/s/ Edward J. Mace         Director                      October 30, 1998
------------------------
Edward J. Mace

/s/ James B. Miller        Director                      October 30, 1998
------------------------
James B. Miller

/s/ Robert S. Moss         Director                      October 30, 1998
------------------------
Robert S. Moss

/s/ Richard C. Myers       Director                      October 30, 1998
------------------------
Richard C. Myers

/s/ William A. Quinn       Director                      October 30, 1998
------------------------
William A. Quinn

/s/ George A. Seeds, Jr.   Director                      October 30, 1998
------------------------
George A. Seeds, Jr.

/s/ William J. Strimbu     Director                      October 30, 1998
------------------------
William J. Strimbu

/s/ Archie O. Wallace      Director                      October 30, 1998
------------------------
Archie O. Wallace

/s/ Joseph M. Walton       Director                      October 30, 1998
------------------------
Joseph M. Walton

/s/ James T. Weller        Director                      October 30, 1998
------------------------
James T. Weller

/s/ Eric J. Werner         Director                      October 30, 1998
------------------------
Eric J. Werner

/s/ R. Benjamin Wiley      Director                      October 30, 1998
------------------------
R. Benjamin Wiley

/s/ Donna C. Winner        Director                      October 30, 1998
------------------------
Donna C. Winner

                                EXHIBIT INDEX



 5.1 Opinion of Cohen & Grigsby, P.C. regarding legality of the securities *

23.1      Consent of Ernst & Young LLP

23.2      Consent of Hill, Barth & King, Inc.

23.3      Consent of PricewaterhouseCoopers LLP

23.4      Consent of Hacker, Johnson, Cohen & Grieb PA

23.5      Consent of Hacker, Johnson, Cohen & Grieb PA

23.6      Consent of Cohen & Grigsby, P.C., included in opinion filed as
          Exhibit 5.1 *

24.1      Power of Attorney *

99.1      Citizens Holding Corporation Stock Option Plan



* Previously filed as an exhibit to the Corporation's Registration Statement on Form S-4 to which this is Post-Effective Amendment No.1.

                                                              EXHIBIT 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in the Post Effective Amendment No.1 on Form S-8 to the Registration Statement on Form S-4 (No. 333-58727) pertaining to the Citizens Holding Corporation Stock Option Plan and to the incorporation by reference therein of our report dated October 28, 1998, with respect to the supplemental consolidated financial statements of F.N.B. Corporation and subsidiaries included in its current report on Form 8-K dated October 29, 1998, and our report dated June 11, 1998, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries included in its current report on Form 8-K dated July 6, 1998, filed with the Securities and Exchange Commission.



                                             /s/ERNST & YOUNG LLP



Pittsburgh, Pennsylvania
October 29, 1998

                                                              EXHIBIT 23.2


             CONSENT OF HILL, BARTH & KING, INC., INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in this Post Effective Amendment No.1 on Form S-8 to the Registration Statement on Form S-4 No. 333-58727 pertaining to the Citizens Holding Corporation Stock Option Plan to the incorporation by reference therein of our report dated January 22, 1997 relating to consolidated financial statements of Southwest Banks, Inc., which have been incorporated into the supplemental consolidated financial statements of F.N.B. Corporation and Subsidiaries for the year ended December 31, 1997, by reference in the Current Report on Form 8-K dated October 29, 1998, and into the consolidated financial statements of F.N.B. Corporation and subsidiaries included in its Current Report on Form 8-K dated July 6, 1998, filed with the Securities and Exchange Commission.

                                             /s/HILL, BARTH & KING, INC.
                                             CERTIFIED PUBLIC ACCOUNTANTS



Naples, Florida
October 27, 1998

                                                              EXHIBIT 23.3


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Post Effective
Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 No. 333-58727 pertaining to the Citizens Holding Corporation Stock Option Plan of our report dated January 24, 1997, included as Exhibit 99.3 to F.N.B. Corporation's consolidated financial statements included in its current report on Form 8-K filed July 6, 1998, and the supplemental consolidated financial statements included in its current report on Form 8-K filed
October 29, 1998, with respect to our audits of the consolidated financial statements of West Coast Bancorp, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995. We also consent to the reference to our firm under the caption "Interest of Named Experts and Counsel."


/s/PRICEWATERHOUSECOOPERS LLP

Tampa, Florida
October 29, 1998

                                                              EXHIBIT 23.4


                     CONSENT OF HACKER, JOHNSON, COHEN & GRIEB PA,
                                 INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in this Post Effective Amendment No.1 on Form
S-8 to the Registration Statement on Form S-4 No. 333-58727 pertaining to the Citizens Holding Corporation Stock Option Plan to the incorporation by reference therein of our report dated January 9, 1998, relating to the financial statements of Seminole Bank, which have been incorporated into the consolidated financial statements of F.N.B. Corporation and Subsidiaries for the year ended December 31, 1997, by reference in the current report on Form 8-K dated July 6, 1998.


/s/HACKER, JOHNSON, COHEN & GRIEB PA
HACKER, JOHNSON, COHEN & GRIEB PA

Tampa, Florida
October 29, 1998

                                                              EXHIBIT 23.5


                     CONSENT OF HACKER, JOHNSON, COHEN & GRIEB PA,
                                INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in this Post Effective Amendment No.1 on Form
S-8 to the Registration Statement on Form S-4 No. 333-58727 pertaining to the Citizens Holding Corporation Stock Option Plan to the incorporation by reference therein of our reports dated January 9, 1998, relating to the financial statements of Seminole Bank and January 9, 1998, except for Note 18, as to which the date was April 6, 1998, relative to the financial statements of Citizens Holding Corporation, which have been incorporated into the supplemental consolidated financial statements of F.N.B.
Corporation and Subsidiaries for the year ended December 31, 1997, by reference in the current report on Form 8-K dated October 29, 1998.


/s/HACKER, JOHNSON, COHEN & GRIEB PA
HACKER, JOHNSON, COHEN & GRIEB PA

Tampa, Florida
October 29, 1998